Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2017 Fourth-Quarter And Full-Year Financial Results

Cambridge, Mass., February 7, 2018 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2017 fourth-quarter and full-year financial results. The company also announced that its board of directors authorized a $50 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $70 million.

Fourth-Quarter Financial Performance

Total revenues were $90.4 million for the fourth quarter of 2017, compared with $83.4 million for the fourth quarter of 2016. Research revenues increased 3%, and advisory services and events revenues increased 18%, compared with the fourth quarter of 2016. On a constant-currency basis, research revenues increased 2%, and advisory services and events revenues increased 17%, compared with the fourth quarter of 2016.

On a GAAP basis, net income was $2.1 million, or $0.11 per diluted share, for the fourth quarter of 2017, compared with net income of $5.8 million, or $0.31 per diluted share, for the same period in 2016. The company recorded a provisional income tax expense of $1.6 million in the fourth quarter of 2017 due to the Tax Cuts and Jobs Act of 2017 that was signed into law on December 22, 2017.

On a pro forma basis, net income was $5.9 million, or $0.32 per diluted share, for the fourth quarter of 2017, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment gains of $0.5 million. This compares with pro forma net income of $7.1 million, or $0.38 per diluted share, for the same period in 2016, which reflects a pro forma tax rate of 40%. Pro forma net income for the fourth quarter of 2016 excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment gains of $0.3 million.

“Forrester met pro forma operating margin and exceeded revenue guidance and pro forma EPS guidance for the fourth quarter and full year of 2017,” said George F. Colony, Forrester’s chairman and chief executive officer. “We ended 2017 on an upswing, as more large corporations responded to the challenges of the age of the customer, and our new customer engagement model has clicked into place. In 2018, we will extend this model to Europe and Asia and accelerate the digital transformation of our products and internal operations. The empowered customer represents an existential challenge for our clients; our services will help them develop the right strategies to grow in this new world.”

Year Ended December 31, 2017 Financial Performance

Total revenues were $337.7 million, compared with $326.1 million for the same period in 2016. Research revenues increased 1%, and advisory services and events revenues increased 9%, compared with 2016. On a constant-currency basis, research revenues increased 1%, advisory services and events revenues increased 9%, and overall revenue increased 3%, compared with 2016.

On a GAAP basis, net income was $15.1 million, or $0.83 per diluted share, for 2017, compared with net income of $17.7 million, or $0.97 per diluted share, for 2016.

On a pro forma basis, net income was $22.3 million, or $1.22 per diluted share, for 2017, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $8.5 million, amortization of acquisition-related intangible assets of $0.8 million, and net investment losses of $0.5 million. This compares with pro forma net income of $24.8 million, or $1.36 per diluted share, for 2016, which reflects a pro forma tax rate of 40%. Pro forma net income for 2016 excludes stock-based compensation of $8.0 million, amortization of acquisition-related intangible assets of $0.8 million, reorganization costs of $1.0 million, and net investment losses of $0.8 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2018 Guidance

Forrester is providing first-quarter 2018 financial guidance as follows:

First-Quarter 2018 (GAAP):

•	Total revenues of approximately $77.0 million to $80.0 million.
•	Operating margin of approximately (2.0)% to 0%.
•	Other income, net of zero.
•	An effective tax rate of 31%.
•	Loss per share of approximately $0.01 to $0.05.

First-Quarter 2018 (Pro Forma):

Pro forma financial guidance for the first quarter of 2018 excludes stock-based compensation expense of $2.0 million to $2.2 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 1.0% to 3.0%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $0.03 to $0.07.

Our full-year 2018 guidance is as follows:

Full-Year 2018 (GAAP):

•	Total revenues of approximately $352.0 million to $360.0 million.
•	Operating margin of approximately 7.5% to 8.5%.
•	Other income, net of zero.
•	An effective tax rate of 31%.
•	Diluted earnings per share of approximately $1.03 to $1.10.

Full-Year 2018 (Pro Forma):

Pro forma financial guidance for full-year 2018 excludes stock-based compensation expense of $8.3 million to $8.8 million, amortization of acquisition-related intangible assets of approximately $0.7 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.0% to 11.0%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $1.38 to $1.45.

Quarterly Dividend

Forrester is announcing today that its board of directors has authorized a 5% increase to its regularly quarterly dividend from $0.19 per share to $0.20 per share. The next dividend of $0.20 per share is payable March 21, 2018, to shareholders of record on March 7, 2018.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2018, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2018, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Research services	$55,918	$54,218	$216,471	$215,216
Advisory services and events	34,459	29,228	121,202	110,879

Total revenues	90,377	83,446	337,673	326,095
Operating expenses:
Cost of services and fulfillment	36,058	32,746	136,872	128,175
Selling and marketing	33,562	29,408	123,917	116,898
General and administrative	11,234	10,220	41,906	40,579
Depreciation	1,873	1,830	6,648	7,812
Amortization of intangible assets	199	204	781	831
Reorganization costs	—	—	—	1,026

Total operating expenses	82,926	74,408	310,124	295,321
Income from operations	7,451	9,038	27,549	30,774
Other income, net	53	366	301	740
Gains (losses) on investments	518	334	(479)	(805)

Income before income taxes	8,022	9,738	27,371	30,709
Income tax provision	5,929	3,948	12,231	13,058

Net income	$2,093	$5,790	$15,140	$17,651

Diluted income per common share	$0.11	$0.31	$0.83	$0.97

Diluted weighted average shares outstanding	18,322	18,572	18,240	18,269

Basic income per common share	$0.12	$0.32	$0.84	$0.98

Basic weighted average shares outstanding	17,983	18,248	17,919	17,984

Pro forma data (1):
Income from operations	$7,451	$9,038	$27,549	$30,774
Amortization of intangible assets	199	204	781	831
Reorganization costs	—	—	—	1,026
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,151	1,290	4,538	4,431
Selling and marketing	182	359	717	1,054
General and administrative	734	596	3,235	2,491

Pro forma income from operations	9,717	11,487	36,820	40,607
Other income, net	53	366	301	740

Pro forma income before income taxes	9,770	11,853	37,121	41,347
Income taxes under GAAP	5,929	3,948	12,231	13,058
Tax effects of pro forma items (2)	(654)	101	2,568	2,649
Adjustment to tax expense to reflect pro forma tax rate (3)	(1,367)	692	49	832

Pro forma net income	$5,862	$7,112	$22,273	$24,808

Pro forma diluted income per share	$0.32	$0.38	$1.22	$1.36

Pro forma diluted weighted average shares outstanding	18,322	18,572	18,240	18,269

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 40% in both 2017 and 2016, which excludes items such as the tax effect of the Tax Cuts and Jobs Act of 2017, any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.
(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 40% to each quarter and period presented.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31, 2017	December 31, 2016
Balance sheet data:
Cash, cash equivalents and marketable investments	$134,123	$138,105
Accounts receivable, net	$70,023	$58,812
Deferred revenue	$145,207	$134,265

	Year Ended December 31,
	2017	2016
Cash flow data:
Net cash provided by operating activities	$37,493	$44,477
Purchases of property and equipment	$(7,861)	$(4,140)
Repurchases of common stock	$(39,967)	$(1,791)
Dividends paid	$(13,631)	$(12,987)

	As of December 31,
	2017	2016
Metrics:
Agreement value	$242,900	$238,400
Client retention	76%	75%
Dollar retention	88%	87%
Enrichment	96%	93%
Number of clients	2,409	2,432

	As of December 31,
	2017	2016
Headcount:
Total headcount	1,392	1,378
Research and consulting staff	515	520
Sales force	539	523